Exhibit 99.1

In addition, in the event that the Merger Agreement is terminated due to the Live Nation board of directors or the Ticketmaster Entertainment board of directors adversely modifying its recommendation regarding the Merger or failing to hold a meeting of its respective stockholders to vote to obtain the respective approvals necessary for the completion of the Merger (as the case may be), the other party will be entitled to collect a termination fee of $15 million from that party as well as the reimbursement of certain reasonable, out-of-pocket transaction expenses. Further, if a third party makes an alternative acquisition proposal for either Live Nation or Ticketmaster Entertainment under certain circumstances, the Merger Agreement is terminated for certain reasons specified in the Merger Agreement and the third party enters into an agreement with Live Nation or Ticketmaster Entertainment (as the case may be) to consummate an alternative acquisition proposal involving 40% or more of its assets or stock within a year after termination, that party will be required to pay the other party a termination fee of $15 million in addition to reimbursing the other party for certain reasonable, out-of-pocket transaction expenses.

These provisions could discourage other potential acquirers of either company even if those parties might be willing to offer a greater amount of consideration than that proposed to be paid in the Merger, or may result in a potential competing acquirer proposing to pay a lower per share price than it may otherwise have proposed to pay because of the added expense of the termination fee.

Failure to complete the Merger may negatively impact Live Nation’s and Ticketmaster Entertainment’s respective businesses, financial results, financial condition and stock prices.

The Merger is subject to a number of closing conditions and there can be no assurance that the conditions to the completion of the Merger will be satisfied. If the Merger is not completed, Live Nation and Ticketmaster Entertainment will be subject to several risks, including:

•

the current market prices of the companies’ common stock may reflect a market assumption that the Merger will occur and a failure to complete the Merger could result in a negative perception of either or both companies by equity investors and a resulting decline in the respective market prices of the common stock of that company;

•

Live Nation or Ticketmaster Entertainment, as the case may be, may be required to pay a termination fee of $15 million to the other party, in addition to the reimbursement of certain reasonable, out-of-pocket transaction expenses, if the Merger Agreement is terminated under certain circumstances;

•	Live Nation and Ticketmaster Entertainment are expected to incur substantial transaction costs in connection with the Merger; and

•	neither Live Nation nor Ticketmaster Entertainment would realize any of the anticipated benefits of having completed the Merger.

If the Merger is not completed, these risks may materialize and materially adversely affect either or both companies’ respective businesses, financial results, financial condition and stock prices.

Risks Related to the Combined Company if the Merger Is Completed

If the Merger is completed, Live Nation and Ticketmaster Entertainment will operate as a combined company in a market environment that is difficult to predict and involves significant risks, many of which will be beyond the control of the combined company. In determining whether you should vote to approve the share issuance proposal, in the case of Live Nation stockholders, or the Merger proposal, in the case of Ticketmaster Entertainment stockholders, you should carefully read and consider the following risk factors. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, the combined company’s business, financial condition or results of operations could be adversely affected.

The combined company may not fully realize the anticipated synergies and related benefits of the Merger or do so within the anticipated timeframe.

Currently, Live Nation and Ticketmaster Entertainment operate as two independent companies. Achieving the anticipated benefits of the Merger will depend in large part upon how successfully the two companies are able to integrate their businesses in an efficient and effective manner. Due to legal restrictions, Live Nation and Ticketmaster Entertainment have been able to conduct only limited planning regarding the integration of the two companies after the completion of the Merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined thereafter. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized in whole or in part. The companies may not be able to accomplish the integration process smoothly, successfully or on a timely basis. The companies may have to address potential differences in business backgrounds, corporate cultures and management philosophies to accomplish successful integration. Employee uncertainty during the integration process may also disrupt the business of the combined company. Regulatory agencies may impose terms and conditions on their approvals that would adversely impact the ability of the combined company to realize the synergies that are projected to occur in connection with the Merger. In addition, the combined company’s plan to operate under separate credit facilities following the completion of the Merger may also limit the combined company’s ability to realize the full benefits of synergies, cost savings, growth and operational efficiencies that may be otherwise obtained through the Merger. Any inability of management to successfully and timely integrate the operations of the two companies could have an adverse effect on the business, results of operations and the stock price of the combined company. Even if Live Nation and Ticketmaster Entertainment are able to integrate their business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, growth and operational efficiencies that may be possible from this integration, or that these benefits will be achieved within a reasonable period of time.

The trading price of shares of Live Nation common stock after the Merger may be affected by factors different from those affecting the price of shares of Live Nation common stock before the Merger.

If the Merger is completed, holders of Ticketmaster Entertainment common stock will become holders of a majority of the outstanding shares of Live Nation common stock. The results of operations of Live Nation, as well as the trading price of Live Nation common stock, after the Merger may be affected by factors different from those currently affecting Live Nation’s or Ticketmaster Entertainment’s results of operations and the trading price of Live Nation common stock. These factors include:

•	a greater number of shares outstanding;

•	different stockholders;

•	different businesses; and

•	different assets and capitalizations.

Accordingly, the historical trading prices and financial results of Live Nation and Ticketmaster Entertainment may not be indicative of these matters for the combined company after the Merger. For a discussion of the business of Live Nation and of certain factors to consider in connection with that business, see the documents incorporated by reference by Live Nation into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 353. For a discussion of the business of Ticketmaster Entertainment and of certain factors to consider in connection with that business, see “Information About Ticketmaster Entertainment’s Business” beginning on page 240.

The Merger is subject to the receipt of consents, approvals and non-objections from antitrust regulators, which may impose conditions on, jeopardize or delay the completion of the Merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the Merger; alternatively, antitrust regulators may preclude the completion of the Merger altogether.

The completion of the Merger is conditioned upon filings with, and the receipt of required consents, orders, approvals, non-objections or clearances from antitrust regulators, including the Antitrust Division of the U.S.

Department of Justice under the HSR Act. Live Nation and Ticketmaster Entertainment intend to pursue, and have agreed to use reasonable best efforts to obtain from all governmental authorities, including antitrust regulators, these consents, orders, approvals, non-objections and clearances in accordance with the Merger Agreement. There can be no assurance, however, that these consents, orders, approvals, non-objections and clearances will be obtained or, if they are obtained, that they will not impose conditions on, or require divestitures relating to, the divisions, operations or assets of Live Nation or Ticketmaster Entertainment. These conditions or divestitures may jeopardize or delay the completion of the Merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the Merger, including depleting or eliminating the value of the synergies anticipated to be achieved in the Merger. See “The Merger—Regulatory Approvals Required for the Merger” beginning on page 120. The Merger Agreement requires Live Nation and Ticketmaster Entertainment to satisfy any conditions imposed upon them unless the conditions individually or in the aggregate would reasonably be expected to materially impair the business operations of the combined company. In this regard, Live Nation and Ticketmaster Entertainment have agreed that the failure to realize financial benefits and synergies anticipated to be received in the Merger would not, by itself, materially impair the business operations of the combined company.

The combined company will have substantial indebtedness after the completion of the Merger and is expected to operate under two separate financing structures, each of which may limit its financial flexibility.

After the completion of the Merger, the combined company is expected to have approximately $1.6 billion in total debt outstanding and $1.4 billion of stockholders’ equity. This amount of indebtedness may limit the combined company’s flexibility as a result of its debt service requirements, and may limit the combined company’s ability to access additional capital and make capital expenditures and other investments in its business, to withstand economic downturns and interest rate increases, to plan for or react to changes in its business and its industry and to comply with financial and other restrictive covenants in its indebtedness.

The combined company is expected to operate under two separate financing structures, including two separate credit facilities, each with its own restrictive covenants. Live Nation Worldwide, Inc., Live Nation’s principal operating company, will continue to be the principal borrower under the Live Nation credit facility, which will continue to apply to substantially all of its subsidiaries. Ticketmaster Entertainment, which will not be a subsidiary of Live Nation Worldwide, Inc., will continue to be the principal borrower under the Ticketmaster Entertainment credit facility, the covenants of which will apply to all of its subsidiaries. This will limit the combined company’s ability to enter into intercompany business and financial transactions and therefore may prevent the combined company from fully realizing the potential benefits of the Merger.

The amendment to the Ticketmaster Entertainment credit facility to permit the Merger would also increase the interest spreads under each of the Term Loan A, Term Loan B and revolving credit facility by 1.25% following the effectiveness of the amendment immediately prior to the completion of the Merger (for a description of interest rates payable under the Ticketmaster Entertainment credit facility following the effectiveness of the amendment, see “Unaudited Pro Forma Condensed Combined Financial Statements—Notes to Unaudited Pro Forma Condensed Combined Financial Statements—Note 2: Pro Forma Adjustments—footnote (u)” beginning on page 332). The amendment to the Ticketmaster Entertainment credit facility would also make the restricted payments covenant more restrictive, and would provide that, in the event there is a default under certain debt of Live Nation, Ticketmaster Entertainment will be prohibited from providing capital to Live Nation, either through dividends or other distributions or in the form of investments.

Additionally, the combined company’s ability to comply with the financial and other covenants contained in its debt instruments may be affected by changes in economic or business conditions or other events beyond its control. If the combined company does not comply with these covenants and restrictions, it may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of its existing debt, or seeking additional equity capital.

If the Merger is completed, the terms of Live Nation Worldwide’s agreement with CTS will cause Live Nation Worldwide to incur ongoing costs and could reduce operational efficiencies that the combined company might otherwise obtain through the Merger.

Live Nation Worldwide, Inc., which is referred to as Live Nation Worldwide, and CTS Eventim AG, which is referred to as CTS, are parties to an agreement, which is referred to as the CTS agreement, pursuant to which CTS licenses intellectual property to Live Nation Worldwide that is core to Live Nation’s current ticketing platform. Under the terms of the CTS agreement, Live Nation Worldwide will be required to take actions and incur expenses, and may be limited in actions it can take, which could limit the ability of Live Nation and Ticketmaster Entertainment to fully integrate their ticketing platforms successfully and realize the full operational efficiencies that the combined company might otherwise obtain through the Merger. For events in North America, CTS will be generally entitled to receive, during the 10-year term of the agreement, a per ticket license fee upon the sale of certain tickets that Live Nation Worldwide or any of substantially all of its subsidiaries, which are collectively referred to as the Live Nation Worldwide entities, have the right to distribute. This per ticket fee for events in North America will be payable to CTS regardless of whether the combined company chooses to use the CTS ticketing platform, Ticketmaster Entertainment’s ticketing platform or another ticketing platform for the sale of tickets that the Live Nation Worldwide entities have the right to distribute. In addition, for events in certain European countries outside of the United Kingdom, Live Nation Worldwide generally will be required, during a 10-year term, to exclusively book on the CTS ticketing platform all tickets that the Live Nation Worldwide entities have the right to distribute (or, to the extent other ticketing platforms are used, Live Nation Worldwide will generally be required to pay to CTS the same fee that would have been payable had the CTS platform been used). For events in the United Kingdom, Live Nation Worldwide will be required, provided that CTS first satisfies a significant threshold commitment, to offer for sale on the CTS UK website and pay a corresponding fee for a portion of the tickets that the Live Nation Worldwide entities have the right to distribute for events promoted by the Live Nation Worldwide entities for a 10-year term commencing on January 1, 2010. Finally, the Live Nation Worldwide entities may be precluded from offering ticketing services to third parties in certain European countries during the term of the CTS agreement. In addition, should the Merger be completed, for a period of two years thereafter, CTS will have the right to terminate the CTS agreement upon six month’s advance notice.

The Merger could cause the Ticketmaster Entertainment spin-off to become a taxable transaction, which would result in material indemnification obligations on the part of Ticketmaster Entertainment (and as a result, the combined company).

Current U.S. federal income tax law creates a presumption that the Ticketmaster Entertainment spin-off would be taxable to IAC (but not its stockholders) if the Ticketmaster Entertainment spin-off is part of a “plan or series of related transactions” pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest, by vote or value, in IAC or Ticketmaster Entertainment. Because the Merger would occur before the second anniversary of the Ticketmaster Entertainment spin-off, the acquisition by Live Nation of Ticketmaster Entertainment common stock in the Merger is presumed to occur pursuant to a plan or series of related transactions unless it is established that the acquisition is not pursuant to a plan or series of transactions that includes the Ticketmaster Entertainment spin-off. U.S. Treasury regulations currently in effect generally provide that whether an acquisition and a spin-off are part of a plan is determined based on all of the facts and circumstances, including, but not limited to, specific factors described in the Treasury regulations. In addition, the Treasury regulations provide several “safe harbors” for acquisitions that are not considered to be part of a plan.

The tax sharing agreement that IAC, Ticketmaster Entertainment and certain other parties entered into in connection with the Ticketmaster Entertainment spin-off requires Ticketmaster Entertainment to indemnify IAC and the other parties for any taxes resulting from the Ticketmaster Entertainment spin-off (and any related interest, penalties, legal and professional fees and certain other amounts) to the extent these amounts result, among other things, from an acquisition of equity securities of Ticketmaster Entertainment. In addition, the tax sharing agreement prohibits Ticketmaster Entertainment from entering into or consummating certain transactions, such as the Merger, for a period of 25 months following the Ticketmaster Entertainment spin-off, unless it obtains IAC’s prior written consent or provides IAC with an Internal Revenue Service, which is referred to as the IRS, private letter ruling or an unqualified opinion of tax counsel to the effect that such actions will not affect the tax-free nature of the Ticketmaster Entertainment spin-off, in each case satisfactory to IAC in its sole discretion.

Before entering into the Merger Agreement, Ticketmaster Entertainment provided IAC with such an unqualified opinion of tax counsel and IAC confirmed that the opinion was satisfactory to IAC. Moreover, the closing of the Merger is conditioned on Ticketmaster Entertainment having received another such unqualified opinion of tax counsel, dated as of the closing date of the Merger, and IAC’s written acknowledgement that the opinion is in form and substance satisfactory to IAC. These opinions are based on, among other things, a number of assumptions as well as the accuracy of the representations that Ticketmaster Entertainment, Live Nation and other persons make to tax counsel. If any of these representations are, or become, inaccurate or incomplete, the opinions may be invalid. Live Nation and Ticketmaster Entertainment are not seeking a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger, and an opinion of counsel is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions in the opinions of counsel.

If the IRS were to take the position that the Merger caused the Ticketmaster Entertainment spin-off to be taxable to IAC and that position were sustained, IAC would incur material tax liabilities for which Ticketmaster Entertainment (and as a result, the combined company) would have an indemnification obligation under the tax sharing agreement. The tax liabilities of IAC for which Ticketmaster Entertainment (and, as a result, the combined company) would be responsible include taxes imposed with respect to income or gain recognized by IAC by reason of the failure of the Ticketmaster Entertainment spin-off or any of the related restructuring steps to qualify as tax-free transactions, together with any applicable interest, penalties and related losses. In the event the Ticketmaster Entertainment spin-off failed to qualify as a tax-free transaction, the taxable gain recognized by IAC with respect to such spin-off would be based on the excess of (i) the aggregate fair market value of the Ticketmaster Entertainment stock on the date of the Ticketmaster Entertainment spin-off over (ii) IAC’s tax basis in such stock, which basis Ticketmaster Entertainment believes was minimal. Although the issue is not free from doubt, the IRS could assert that the fair market value of the Ticketmaster Entertainment stock on the date of the Ticketmaster Entertainment spin-off was equal to the product of the number of shares of Ticketmaster Entertainment common stock outstanding immediately following the Ticketmaster Entertainment spin-off and the average of the high and low trading prices of Ticketmaster Entertainment stock on the day following the Ticketmaster Entertainment spin-off.

The issuance of shares of Live Nation common stock to Ticketmaster Entertainment stockholders in the Merger will substantially dilute the ownership of current Live Nation stockholders, and certain other factors may affect the relative percentage ownership of individual Live Nation and Ticketmaster Entertainment stockholders in the combined company.

If the Merger is completed, it is currently estimated that Live Nation will issue or reserve for issuance approximately 100 million shares of Live Nation common stock in connection with the Merger, including common stock issuable pursuant to outstanding Ticketmaster Entertainment options and other equity-based awards, although Live Nation may issue or reserve for issuance up to 120 million shares of Live Nation common stock pursuant to this joint proxy statement/prospectus. Pursuant to the terms of the Merger Agreement, Ticketmaster Entertainment stockholders immediately prior to the Merger will own, in the aggregate, 50.01% of the voting power of the equity interests of the combined company immediately after the completion of the Merger, which voting equity interests are expected to consist solely of Live Nation common stock. Accordingly, the issuance of shares of Live Nation common stock to Ticketmaster Entertainment stockholders in the Merger will reduce the relative voting power of each share of Live Nation common stock outstanding prior to the Merger and the aggregate relative voting power of all Live Nation stockholders immediately prior to the Merger.

The exchange ratio will be adjusted prior to the completion of the Merger to preserve the percentage ownership of the combined company described above, and therefore, any issuances of voting securities by Live Nation prior to the completion of the Merger, including issuances under Live Nation’s employee incentive plans, will dilute the relative ownership interest of each Live Nation stockholder in the combined company as compared to the ownership interest of individual Ticketmaster Entertainment stockholders in the combined company. Similarly, any issuances of voting securities by Ticketmaster Entertainment prior to the completion of the Merger, including issuances under Ticketmaster Entertainment’s employee incentive plans, will dilute the relative ownership interest of each Ticketmaster Entertainment stockholder in the combined company as compared to the ownership interest of individual Live Nation stockholders in the combined company. In addition, the relative ownership interests of Live Nation stockholders and Ticketmaster Entertainment stockholders in the combined company may be affected by convertible securities, which are not taken into consideration in the calculation of the exchange ratio.

The Merger will result in changes to the Live Nation board of directors and management that may affect the combined company’s strategy.

If the parties complete the Merger, the composition of the Live Nation board of directors and management team will change in accordance with the Merger Agreement with the Live Nation board of directors consisting of 14 members with seven members being designated by each of Live Nation and Ticketmaster Entertainment. In addition, Liberty Holdings is expected to become the combined company’s largest stockholder, and Liberty Media will be entitled to certain board designation rights that may be transferred to another stockholder under certain circumstances. Following completion of the Merger, the combined company will have a chairman of the board of directors that is different than the current chairman of the board of directors of Live Nation. This new composition of the board of directors and management may affect the business strategy and operating decisions of the combined company upon the completion of the Merger.

The loss of key personnel could have a material adverse effect on the combined company’s financial condition, results of operations and growth prospects.

The success of the Merger will depend in part on the combined company’s ability to retain key Live Nation and Ticketmaster Entertainment employees who continue employment with the combined company after the Merger. It is possible that these employees might decide not to remain with the combined company after the Merger is completed. If these key employees terminate their employment, the combined company’s sales, marketing or development activities might be adversely affected, management’s attention might be diverted from successfully integrating Ticketmaster Entertainment’s operations to recruiting suitable replacements and the combined company’s financial condition, results of operation and growth prospects could be adversely affected. In addition, the combined company might not be able to locate suitable replacements for any such key employees who leave the combined company or offer employment to potential replacements on reasonable terms.

The continued turbulence in the U.S. and global economies and the financial markets may lead to a decrease in discretionary consumer spending and could adversely impact the combined company’s business and results of operations.

Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies continuing into 2009. Continued concerns about the systemic impact of potential long-term and widespread recession, energy costs, geopolitical issues, the availability and cost of credit and the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for western and emerging economies. Added concerns fueled by the U.S. government conservatorship of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, the declared bankruptcy of Lehman Brothers Holdings Inc., the U.S. government financial assistance to various financial institutions and other federal government interventions in the U.S. financial system led to increased market uncertainty and instability in both U.S. and international capital and credit markets. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have contributed to volatility of unprecedented levels.

As a result of these market conditions, the cost and availability of credit have been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. This turbulence in the U.S. and international markets and economies may lead to reduced consumer confidence and a decrease in spending in the entertainment industry, which may be particularly vulnerable to deterioration in economic conditions. The combined company’s business depends significantly on discretionary consumer and corporate spending. Economic conditions affecting disposable consumer income such as employment, fuel prices, interest and tax rates and inflation may significantly impact the operating results of the combined company. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact the combined company’s operating results. Any material decline in the amount of discretionary or corporate spending could hurt the combined company’s revenues, results of operations, business and financial condition. Continued turbulence in the U.S. and international markets and economies and prolonged declines in consumer and corporate spending may adversely affect the combined company’s liquidity and financial condition, and the liquidity and financial condition of its clients and customers, including its ability to refinance maturing liabilities and access the capital markets to meet liquidity needs. There can be no assurances that government responses to the disruptions in the financial markets will restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit.

The success of the combined company will depend, in significant part, on factors affecting the live entertainment industry and consumer demand and spending for entertainment, sporting and leisure events. Factors adversely affecting such events could have a material adverse effect on the combined company’s business, financial condition and results of operations.

In addition to the global economic crisis referenced above, consumer trends, work stoppages, natural disaster and terrorism could cause consumer demand and spending for music, sporting and other entertainment and leisure events to decline significantly, and may have a material adverse effect on the combined company’s business, financial condition and results of operations.

The success of the combined company will also depend upon relationships with third parties and pre-existing clients of Live Nation and Ticketmaster Entertainment, which relationships may be affected by consumer preferences or public attitudes about the Merger. Any adverse changes in these relationships could adversely affect the combined company’s business, financial condition and results of operations.

The combined company’s success will be dependent on the ability to maintain and renew relationships with pre-existing partners, venue operators, promoters, artists and other clients of both Live Nation and Ticketmaster Entertainment and to establish new client relationships. There can be no assurance that the business of the combined company will continue to be able to maintain these pre-existing client contracts and other business relationships, or enter into or maintain new client contracts and other business relationships, on acceptable terms, if at all. CTS may seek to terminate the CTS agreement should the Merger be completed, or Live Nation may be required under its agreement with CTS to take actions or incur expenses following the completion of the Merger, which, if so required, could have an adverse effect on the business, financial condition and results of operations of the combined company. In addition, at least one significant Ticketmaster Entertainment client, Anschutz Entertainment Group, has indicated its belief that any transaction involving Live Nation and Ticketmaster Entertainment would permit it to unilaterally terminate the ticketing agreement under which Ticketmaster Entertainment and its subsidiaries provide primary ticketing services to it. Revenues from this ticketing agreement represented less than 10% of Ticketmaster Entertainment’s consolidated revenues for the fiscal year ended December 31, 2008. There can be no assurance that the combined company will be able to maintain important client relationships such as this after the completion of the Merger. The failure to do so could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy statement/prospectus and the financial forecasts provided to Live Nation’s and Ticketmaster Entertainment’s financial advisors in connection with discussions concerning the Merger.

The future results of the combined company may be materially different from those shown in the unaudited pro forma financial statements presented in this joint proxy statement/prospectus—which show only a combination of the historical results of Live Nation and Ticketmaster Entertainment—and the financial forecasts provided to Live Nation’s and Ticketmaster Entertainment’s financial advisors in connection with discussions concerning the Merger. Live Nation expects to incur significant costs associated with the completion of the Merger and combining the operations of the two companies, the exact magnitude of which is not yet known. Furthermore, these costs may decrease the capital that the combined company could use for revenue-generating investments in the future.

Currently pending or future litigation or governmental proceedings could result in material adverse consequences, including injunctions, judgments or settlements.

Live Nation and Ticketmaster Entertainment are and from time to time become involved in lawsuits, regulatory inquiries and governmental and other legal proceedings arising out of the ordinary course of their businesses. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to these types of matters is often uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting the combined company’s results of operations and liquidity.

A consolidated lawsuit is pending against Ticketmaster Entertainment, the members of the Ticketmaster Entertainment board of directors and Live Nation challenging the Merger, and an adverse judgment in that lawsuit may prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

Ticketmaster Entertainment, the members of the Ticketmaster Entertainment board of directors and Live Nation have each been named as defendants in a consolidated lawsuit brought by Ticketmaster Entertainment stockholders challenging the Merger, seeking to rescind the Merger Agreement, and seeking an injunction preventing the completion of the Merger. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed upon terms, the injunction may prevent the completion of the Merger in the expected timeframe (if at all). For more information about litigation related to the Merger, see “Litigation Relating to the Merger” beginning on page 122.

The shares of Live Nation common stock to be received by Ticketmaster Entertainment stockholders as a result of the Merger will have different rights from the shares of Ticketmaster Entertainment common stock.

Upon completion of the Merger, Ticketmaster Entertainment stockholders will become Live Nation stockholders, and their rights as stockholders will be governed by Live Nation’s certificate of incorporation and bylaws. The rights associated with Ticketmaster Entertainment common stock are different from the rights associated with Live Nation common stock. For a discussion of these different rights, see “Comparison of Rights of Live Nation Stockholders and Ticketmaster Entertainment Stockholders” beginning on page 341.

Risks Relating to the Ticketmaster Entertainment Spin-Off

If the Ticketmaster Entertainment spin-off, or one or more of the other IAC spin-offs, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Ticketmaster Entertainment (and, following the completion of the Merger, the combined company) may be subject to significant tax liabilities.

In connection with IAC’s spin-off of each of Ticketmaster Entertainment and certain other former businesses of IAC, each of which is referred to as a Spinco, IAC received a private letter ruling from the IRS regarding the qualification of these spin-offs as transactions that are generally tax-free for U.S. federal income tax purposes. IAC’s spin-off of each of the Spincos are referred to collectively as the IAC spin-offs. IAC also received an opinion of counsel regarding certain aspects of the transaction that were not covered by the private letter ruling. Notwithstanding the IRS private letter ruling and opinion of counsel, the IRS could determine that one or more of the IAC spin-offs should be treated as a taxable distribution if it determines that any of the representations, statements or assumptions or undertakings that were included in the request for the IRS private letter ruling are false or have been violated or if it disagrees with the conclusions in the opinion of counsel that are not covered by the IRS ruling. In addition, if any of the representations, statements or assumptions upon which the opinion of counsel was based were or become inaccurate, the opinion may be invalid.

If any of the IAC spin-offs were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, then IAC would incur material income tax liabilities for which Ticketmaster Entertainment (and, following the completion of the Merger, the combined company) could be liable. Under applicable federal income tax rules, Ticketmaster Entertainment is severally liable for any federal income taxes imposed on IAC with respect to taxable periods during which Ticketmaster Entertainment was a member of IAC’s consolidated federal income tax return group, including the period in which the IAC spin-offs were consummated. Under the Tax Sharing Agreement that Ticketmaster Entertainment entered into with IAC and the other Spincos, Ticketmaster Entertainment generally is required to indemnify IAC and the other Spincos for any taxes resulting from the Ticketmaster Entertainment spin-off to the extent such amounts resulted from (i) any act or failure to act by Ticketmaster Entertainment described in the covenants in the Tax Sharing Agreement, (ii) any acquisition of equity securities or assets of Ticketmaster Entertainment, or (iii) any breach by Ticketmaster Entertainment of any representation or covenant contained in the separation documents or in the documents relating to the IRS private letter ruling and/or tax opinions. Corresponding indemnification provisions also apply to the other Spincos. Ticketmaster Entertainment is entitled to indemnification from IAC, among other things, if, Ticketmaster Entertainment is liable for, or otherwise required to make a payment in respect of, a Ticketmaster Entertainment spin-off tax liability for which Ticketmaster Entertainment is not responsible under the Tax Sharing Agreement and, if applicable, is unable to collect from the Spinco responsible for such liability under the Tax Sharing Agreement. Ticketmaster Entertainment’s ability to collect under these indemnity provisions would depend on the financial position of the indemnifying party.

Certain transactions in IAC, Ticketmaster Entertainment, or other Spinco equity securities could cause one or more of the IAC spin-offs to be taxable to IAC and may give rise to indemnification obligations of Ticketmaster Entertainment under the Tax Sharing Agreement.

Current U.S. federal income tax law creates a presumption that any of the IAC spin-offs would be taxable to IAC if it is part of a “plan or series of related transactions” pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest (by vote or value) in IAC or a Spinco (including Ticketmaster Entertainment). Acquisitions that occur during the four-year period that begins two years before the date of a spin-off are presumed to occur pursuant to a plan or series of related transactions, unless it is established that the acquisition is not pursuant to a plan or series of transactions that includes the spin-off.

These rules limit Ticketmaster Entertainment’s ability during the two-year period following the Ticketmaster Entertainment spin-off to enter into certain transactions that might be advantageous to Ticketmaster Entertainment and its stockholders, particularly issuing equity securities to satisfy financing needs, repurchasing equity securities, and, under certain circumstances, acquiring businesses or assets with equity securities or agreeing to be acquired. Under the Tax Sharing Agreement, there are restrictions on Ticketmaster Entertainment’s ability to take such actions for a period of 25 months from the day after the date of the Ticketmaster Entertainment spin-off. Entering into the Merger Agreement did not violate these restrictions because, prior to entering into the agreement, Ticketmaster Entertainment provided IAC with an unqualified opinion of tax counsel contemplated by the Tax Sharing Agreement and IAC confirmed that the opinion was satisfactory to IAC. For a further discussion, see “—Risks Related to the Combined Company if the Merger Is Completed—The Merger could cause the Ticketmaster Entertainment spin-off to become a taxable transaction, which would result in material indemnification obligations on the part of Ticketmaster Entertainment (and as a result, the combined company)” beginning on page 39.

In addition to actions of IAC and the Spincos (including Ticketmaster Entertainment), certain transactions that are outside their control and therefore not subject to the restrictive covenants contained in the Tax Sharing Agreement, such as a sale or disposition of the stock of IAC or the stock of a Spinco by certain persons that own five percent or more of any class of stock of IAC or a Spinco could have a similar effect on the tax-free status of a spin-off as transactions to which IAC or a Spinco is a party. As of the date of the Ticketmaster Entertainment spin-off, Liberty Media and certain of its affiliates, in the aggregate, owned IAC stock representing approximately 61.6% by vote and 29.9% by value and, immediately subsequent to the Ticketmaster Entertainment spin-off, owned stock of each Spinco representing approximately 29.9% by vote and value. Accordingly, in evaluating Ticketmaster Entertainment’s ability to engage in certain transactions involving its equity securities, Ticketmaster Entertainment will need to take into account the activities of Liberty Media and its affiliates.

As a result of these rules, even if each IAC spin-off otherwise qualifies as a transaction that is generally tax-free for U.S. federal income tax purposes, transactions involving Spinco or IAC equity securities (including transactions by certain significant stockholders) could cause IAC to recognize taxable gain with respect to the stock of the Spinco as described above. Although the restrictive covenants and indemnification provisions contained in the Tax Sharing Agreement are intended to minimize the likelihood that such an event will occur, one or more of the IAC spin-offs may become taxable to IAC as a result of transactions in IAC or Spinco equity securities. As discussed previously, Ticketmaster Entertainment could be liable for such taxes under the Tax Sharing Agreement or under applicable federal income tax rules.

In connection with the Merger Agreement, Ticketmaster Entertainment has received an unqualified opinion of tax counsel that the transaction as contemplated in the Merger Agreement will not have an adverse tax effect on the Ticketmaster Entertainment spin-off. Moreover, the closing of the Merger is conditioned on Ticketmaster Entertainment having received another such unqualified opinion of tax counsel, dated as of the closing date of the Merger, and IAC’s written acknowledgement that the opinion is in form and substance satisfactory to IAC. However, the IRS may disagree with the conclusions in these opinions of counsel and determine that the Merger causes the Ticketmaster Entertainment spin-off to be taxable to IAC. Were this to occur and that position were sustained, Ticketmaster Entertainment would be required to make material indemnification payments to IAC. For a further discussion regarding these potential indemnification obligations, see “Risks Related to the Combined Company if the Merger Is Completed—The Merger could cause the Ticketmaster Entertainment spin-off to become a taxable transaction, which would result in material indemnification obligations on the part of Ticketmaster Entertainment (and as a result, the combined company)” beginning on page 39.

The spin-off agreements were not the result of arm’s length negotiations.

The agreements that Ticketmaster Entertainment entered into with IAC and the other Spincos in connection with the IAC spin-offs, including the Separation and Distribution Agreement, Tax Sharing Agreement, Employee Matters Agreement and Transition Services Agreement, were established by IAC, in consultation with the Spincos, with the intention of maximizing the value to current IAC's shareholders. Accordingly, the terms for Ticketmaster Entertainment (and, following the completion of the Merger, the combined company) may not be as favorable as would have resulted from negotiations among unrelated third parties.

Risks Relating to Ticketmaster Entertainment’s Business (and, Following the Completion of the Merger, the Combined Company)

Live Entertainment Industry and General Economic Trends—Ticketmaster Entertainment’s success depends, in significant part, on entertainment, sporting and leisure events and factors adversely affecting such events could have a material adverse effect on business, financial condition and results of operations.

Through its Ticketing segment, Ticketmaster Entertainment sells tickets to live entertainment, sporting and leisure events at arenas, stadiums, theaters and other facilities. Through its Artist Services segment, Ticketmaster Entertainment provides artist management services to nearly 200 clients, and derives significant revenues from touring and live concerts by these clients. Accordingly, Ticketmaster Entertainment’s business, financial condition and results of operations are directly affected by the popularity, frequency and location of such events. Ticket sales are sensitive to fluctuations in the number and pricing of entertainment, sporting and leisure events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment; sporting and leisure event industries could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations. The Ticketing segment relies on third parties to create and perform live entertainment, sporting and leisure events and to price tickets to such events. Accordingly, Ticketmaster Entertainment’s success depends, in part, upon the ability of these third parties to correctly anticipate public demand for particular events and the prices that the public is willing to pay to attend such events, as well as the availability of popular artists, entertainers and teams. Similarly, the Artist Services segment could be adversely affected if the artists it represents do not tour or perform as frequently as anticipated, or if such tours or performances are not as widely attended by fans as anticipated due to changing tastes, general economic conditions or otherwise.

In addition, general economic conditions, consumer trends, work stoppages, natural disasters and terrorism could have a material adverse effect on Ticketmaster Entertainment’s business, financial condition and results of operations. Entertainment-related expenditures are particularly sensitive to business and personal discretionary spending levels, which tend to decline during general economic downturns. Recent market conditions have been extremely volatile and unemployment rates have risen in recent months. As a result of these macroeconomic factors, it is reasonably possible that a continued worsening of Ticketmaster Entertainment's results or domestic and global economic conditions could change certain estimates and assumptions that are significant to the underlying amounts included in Ticketmaster Entertainment's Consolidated Financial Statements and the notes thereto included in its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008 and in this joint proxy statement/prospectus. A protracted global recession could have a significant negative impact on Ticketmaster Entertainment’s business, financial condition and results of operations. Similarly, public heath issues or a health epidemic could result in the cancellation of live entertainment events or in lower attendance and ticket sales if fans choose to not attend events they would otherwise attend out of heath concerns. Recently, human cases of swine flu virus infection have been identified in the United States and internationally. If public health issues such as the swine flu were to result in the cancellation of live entertainment events or diminished ticket sales, Ticketmaster Entertainment’s business, financial condition and results of operations could be negatively impacted.

Third Party Relationships—Ticketmaster Entertainment depends on relationships with clients and any adverse changes in these relationships could adversely affect its business, financial condition and results of operations.

Ticketmaster Entertainment’s success is dependent, in significant part, on the ability of Ticketmaster Entertainment’s businesses to maintain and renew relationships with existing clients and to establish new client relationships. Ticketmaster Entertainment anticipates that for the foreseeable future, the substantial majority of its revenues from the Ticketing segment will be derived from online and offline sales of tickets. Ticketmaster Entertainment also expects that revenues from primary ticketing services, which consist primarily of per ticket convenience charges and per order “order processing” fees, will continue to comprise the substantial majority of its consolidated revenues for the Ticketing segment.

Securing the right to sell tickets depends, in substantial part, on the ability of Ticketmaster Entertainment’s businesses to enter into, maintain and renew client contracts on favorable terms. In light of the fact that the Merger ultimately may not be completed, it is important to note that revenue attributable to Ticketmaster Entertainment’s largest client, Live Nation (including its subsidiary, House of Blues), represented approximately 13% of Ticketmaster Entertainment’s total revenue in 2008. This client relationship consisted of four agreements, two with Live Nation (a worldwide agreement (other than England, Scotland and Wales) that expired without renewal on December 31, 2008, and an agreement covering England, Scotland and Wales that expires on December 31, 2009) and two with House of Blues (a U.S. agreement that expires on December 31, 2009, and a Canadian agreement that expires on March 1, 2010). Revenue attributable to the worldwide agreement and the agreement covering England, Scotland and Wales represented approximately 9% and 2%, respectively, of Ticketmaster Entertainment’s total revenues in 2008. The worldwide agreement expired on December 31, 2008, and Ticketmaster Entertainment anticipates that none of the other agreements will be renewed. Live Nation launched its own ticketing business in 2009 to ticket Live Nation events and has publicly announced that it intends to use its ticketing system to distribute tickets for third-party live events. In addition, as is typical of the artist management industry, certain of Ticketmaster Entertainment’s arrangements with clients of the Artist Services segment are terminable at will by either party. The loss of key artists could negatively impact Ticketmaster Entertainment’s business.

While fees from management services represent slightly less than half the revenue of Ticketmaster Entertainment’s Artist Service segment, and no individual client represents more than 10% of revenue from management services, the loss of a number of key artists could negatively impact Ticketmaster Entertainment’s business. In addition, as the relationship between a manager and artist is highly personalized, the loss of a manager may also result in a loss in the artist represented by the manager, which could negatively impact Ticketmaster Entertainment’s business.

Ticketmaster Entertainment cannot provide assurances that its businesses will be able to maintain other existing client contracts, or enter into or maintain new client contracts, on acceptable terms, if at all, and the failure to do so could have a material adverse effect on its business, financial condition and results of operations. As explained above and in the below risk factor, the ticketing business is highly competitive. A number of competing national, regional, and local ticketing service providers are aggressively seeking to secure ticketing contracts from existing and potential Ticketmaster Entertainment clients. In addition, facilities, promoters and other potential clients are increasingly electing to self-ticket and/or distribute a growing number of tickets through client direct or other new channels, which could adversely impact the ability of Ticketmaster Entertainment’s businesses to secure renewals and new client contracts. The non-renewal or termination of an agreement with a major client or multiple agreements with a combination of smaller clients could have a material adverse effect on Ticketmaster Entertainment’s business, financial condition and results of operations.

Another important component of Ticketmaster Entertainment’s success is the ability of Ticketmaster Entertainment’s businesses to maintain existing and build new relationships with third party distribution channels and service providers, including providers of credit card processing and delivery services, as well as advertisers, among other parties. Any adverse changes in these relationships, including the inability of these parties to fulfill their obligations to Ticketmaster Entertainment’s businesses for any reason, could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

Competition—The ticketing and artist services industries are highly competitive and competitors may win business away from Ticketmaster Entertainment, which could adversely affect Ticketmaster Entertainment’s financial performance.

The ticketing industry is highly competitive. Ticketmaster Entertainment faces significant competition from other national, regional and local primary ticketing service providers to secure new and retain existing clients on a continuous basis. Additionally, Ticketmaster Entertainment faces significant and increasing challenges from companies that sell self-ticketing systems and from clients who are increasingly choosing to self-ticket, through the integration of self-ticketing systems into their existing operations or the acquisition of primary ticket services providers and by increasing sales through facility box offices and season, subscription or group sales. Ticketmaster Entertainment also faces competition in the resale of tickets from online auction websites and resale marketplaces and from other ticket resellers with online distribution capabilities. The intense competition that Ticketmaster Entertainment faces in the ticketing industry could cause the volume of its ticketing services business to decline. There can be no assurance that Ticketmaster Entertainment will be able to compete successfully in the future with existing or potential competitors or that competition will not have an adverse effect on its business and financial condition. Moreover, as Ticketmaster Entertainment expands into new lines of businesses (including in connection with the Merger), Ticketmaster Entertainment may face direct competition, in the live music industry, with its prospective or current primary ticketing clients, who primarily include live event content providers (such as owners or operators of live event venues, promoters of concerts and sports teams, among others). This direct competition with Ticketmaster Entertainment’s prospective or current primary ticketing clients could result in a decline in the number of clients Ticketmaster Entertainment has and a decline in the volume of its ticketing services business, which could adversely affect its business and financial condition.

The artist services industry is also a highly competitive industry. There are numerous other music management companies and individual managers in the United States alone. Ticketmaster Entertainment competes with these companies and individuals to discover new and emerging artists and to represent established acts. In addition, certain of Ticketmaster Entertainment’s arrangements with clients of Ticketmaster Entertainment’s Artist Services business are terminable at will by either party, leading to competition to retain those artists as clients. Competition is intense and may contribute to a decline in the volume of Ticketmaster Entertainment’s Artist Services business, which could adversely affect Ticketmaster Entertainment’s business and financial condition.

Covenants in Ticketmaster Entertainment’s debt agreements restrict Ticketmaster Entertainment’s business in many ways and if Ticketmaster Entertainment does not effectively manage its business to comply with these covenants, its financial condition and results of operations could be adversely affected.

Ticketmaster Entertainment’s senior secured credit facilities and/or the indenture governing the Ticketmaster Entertainment 10.75% senior notes due 2016, which are referred to as the Ticketmaster Entertainment Senior Notes, contain various covenants that limit Ticketmaster Entertainment’s ability and/or Ticketmaster Entertainment’s restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into agreements that restrict distributions from Ticketmaster Entertainment’s subsidiaries;

•	sell assets and capital stock of Ticketmaster Entertainment’s subsidiaries;

•	enter into certain transactions with affiliates; and

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consolidate or merge with or into, or sell substantially all of Ticketmaster Entertainment’s assets to, another person, subject to the exception for the Merger as described in “The Merger—Consents and Amendments Under Ticketmaster Entertainment Credit Facility” beginning on page 117.

In addition, Ticketmaster Entertainment’s senior secured credit facilities require it to maintain specified financial ratios. Ticketmaster Entertainment’s ability to meet those financial ratios can be affected by events beyond Ticketmaster Entertainment’s control, and Ticketmaster Entertainment may be unable to meet those tests. Among other things, certain adjustments required in connection with the Merger as a result of Ticketmaster Entertainment's status as the deemed accounting acquired company may make it more difficult for Ticketmaster Entertainment to comply with these financial ratios. In addition, a failure on Ticketmaster Entertainment’s part to maintain effective internal controls to measure compliance with these covenants could affect its ability to take corrective actions on a timely basis, and could result in its being in breach. A breach of any of these covenants could result in a default under Ticketmaster Entertainment’s senior secured credit facilities and/or Ticketmaster Entertainment’s other indebtedness. Upon the occurrence of an event of default under Ticketmaster Entertainment’s senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable. If Ticketmaster Entertainment were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness, which constitutes a significant portion of Ticketmaster Entertainment’s assets. If the lenders under Ticketmaster Entertainment’s senior secured credit facilities accelerate the repayment of borrowings, Ticketmaster Entertainment may not have sufficient assets to repay its senior secured credit facilities and its other indebtedness.

Ticketmaster Entertainment’s borrowings under its senior secured credit facilities are, and are expected to continue to be, at variable rates of interest and expose it to interest rate risk. If interest rates increase, Ticketmaster Entertainment’s debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and Ticketmaster Entertainment’s net income would decrease.

International Presence and Expansion—Ticketmaster Entertainment’s businesses operate in international markets in which Ticketmaster Entertainment has limited experience. Ticketmaster Entertainment’s businesses may not be able to successfully expand into new, or further into existing, international markets.

Ticketmaster Entertainment provides services in various jurisdictions abroad through a number of brands and businesses that it owns and operates, as well as through joint ventures, and expects to continue to expand its international presence. Ticketmaster Entertainment faces, and expects to continue to face, additional risks in the case of its existing and future international operations, including:

•	political instability and unfavorable economic conditions in the markets in which Ticketmaster Entertainment currently has international operations or into which its brands and businesses may expand;

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more restrictive or otherwise unfavorable government regulation of the live entertainment and ticketing industries, including the regulation of the provision of primary ticketing and ticket resale services, as well as promotional, marketing and other related services, which could result in increased compliance costs and/or otherwise restrict the manner in which Ticketmaster Entertainment’s businesses provide services and the amount of related fees charged for such services;

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limitations on the enforcement of intellectual property rights, which would preclude Ticketmaster Entertainment from building the brand recognition upon which it has come to rely in many jurisdictions;

•	limitations on the ability of foreign subsidiaries to repatriate profits or otherwise remit earnings to Ticketmaster Entertainment;

•	adverse tax consequences;

•	limitations on technology infrastructure, which could limit Ticketmaster Entertainment’s ability to migrate international operations to the Ticketmaster System, which would result in increased costs;

•	lower levels of Internet usage, credit card usage and consumer spending in comparison to those in the United States; and

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difficulties in managing operations and adapting to consumer desires due to distance, language and cultural differences, including issues associated with (i) business practices and customs that are common in certain foreign countries but might be prohibited by United States law and Ticketmaster Entertainment’s internal policies and procedures, and (ii) management and operational systems and infrastructures, including internal financial control and reporting systems and functions, staffing and managing foreign operations, which Ticketmaster Entertainment might not be able to do effectively, or if so, on a cost-effective basis.

Ticketmaster Entertainment’s ability to expand its international operations into new jurisdictions, or further into existing, jurisdictions will depend, in significant part, on its ability to identify potential acquisition candidates, joint venture or other partners, and enter into arrangements with these parties on favorable terms, as well as Ticketmaster Entertainment’s ability to make continued investments to maintain and grow existing international operations. If the revenues generated by international operations are insufficient to offset expenses incurred in connection with the maintenance and growth of these operations, Ticketmaster Entertainment’s business, financial condition and results of operations could be materially and adversely affected. In addition, in an effort to make international operations in one or more given jurisdictions profitable over the long term, significant additional investments that are not profitable over the short term could be required over a prolonged period.

In addition, the ticketing industry in many jurisdictions abroad is more fragmented and local than it is in the United States. Ticketmaster Entertainment’s success in these markets will depend on the ability of Ticketmaster Entertainment’s businesses to create economies of scale by consolidating within each market geographically, which would most likely occur over a prolonged period, during which significant investments in technology and infrastructure would be required. In the case of expansion through organic growth, Ticketmaster Entertainment could face substantial barriers to entry in new markets, and barriers impeding expansion within existing markets, due primarily to the risks and concerns discussed above, among others.

Foreign Currency Risks—Ticketmaster Entertainment faces risks and uncertainties related to foreign currency exchange rate fluctuations.

To the extent that costs and prices for services are established in local currencies and adjusted to U.S. dollars based on then-current exchange rates, Ticketmaster Entertainment will be exposed to foreign exchange rate fluctuations. After accounting for such fluctuations, Ticketmaster Entertainment may be required to record significant gains or losses, the amount of which will vary based on then current exchange rates, which could cause its results to differ materially from expectations. As Ticketmaster Entertainment continues to expand its international presence, its exposure to exchange rate fluctuations will increase, which may have a negative impact on its financial results.

Changing Customer Requirements and Industry Standards—Ticketmaster Entertainment’s businesses may not be able to adapt quickly enough to changing customer requirements and industry standards.

The e-commerce industry is characterized by evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. Ticketmaster Entertainment’s businesses may not be able to adapt quickly enough and/or in a cost-effective manner to changes in industry standards and customer requirements and preferences, and their failure to do so could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations. In addition, the continued widespread adoption of new Internet or telecommunications technologies and devices or other technological changes could require Ticketmaster Entertainment’s businesses to modify or adapt their respective services or infrastructures. The failure of Ticketmaster Entertainment’s businesses to modify or adapt their respective services or infrastructures in response to these trends could render their existing websites, services and proprietary technologies obsolete, which could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

In addition, Ticketmaster Entertainment is currently in the process of migrating its international brands and businesses to the Ticketmaster System in an attempt to provide consistent and state-of-the-art services across its businesses and to reduce the cost and expense of maintaining multiple systems, which Ticketmaster Entertainment may not be able to complete in a timely or cost-effective manner. Delays or difficulties in implementing the Ticketmaster System, as well as any new or enhanced systems, may limit Ticketmaster Entertainment’s ability to achieve the desired results in a timely manner. Also, Ticketmaster Entertainment may be unable to devote financial resources to new technologies and systems in the future, which could adversely affect its business, financial condition and results of operations.

Compliance with Laws, Rules and Regulations—Ticketmaster Entertainment’s failure to comply with existing laws, rules and regulations as well as changing laws, rules and regulations and other legal uncertainties, could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

Since Ticketmaster Entertainment’s businesses sell tickets and provide related services to consumers through a number of different online and offline channels, they are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions in the United States and abroad, which are subject to change at any time. For example, Ticketmaster Entertainment’s businesses conduct marketing activities via the telephone and/or through online marketing channels, which activities are governed by numerous federal and state regulations, such as the Telemarketing Sales Rule, state telemarketing laws and the CAN-SPAM Act, among others. Ticketmaster Entertainment’s businesses are also subject to laws, rules and regulations applicable to providers of primary ticketing and ticket resale services, which in some cases regulate the amount of transaction and other fees that they may be charged in connection with primary ticketing sales and/or the ticket prices that may be charged in the case of ticket resale services. New legislation of this nature is introduced from time to time in various (and is pending in certain) jurisdictions in which Ticketmaster Entertainment’s businesses sell tickets and provide services. For example, several U.S. states and cities, Canadian provinces, the United Kingdom and European countries prohibit the resale of tickets at prices greater than the original face price (in the case of certain jurisdictions, without the consent of the venue) and/or prohibit the resale of tickets to certain types of events. Ticketmaster Entertainment’s various businesses have recently been named as defendants in several purported class action lawsuits and other actions and investigations alleging violations of these types of laws. The failure of Ticketmaster Entertainment’s businesses to comply with these laws and regulations could result in fines and/or proceedings against Ticketmaster Entertainment by governmental agencies and/or consumers, which if material, could adversely affect its business, financial condition and results of operations. In addition, the promulgation of new laws, rules and regulations that restrict or otherwise unfavorably impact the ability or manner in which Ticketmaster Entertainment’s businesses provide primary ticketing and ticket resale services would require Ticketmaster Entertainment’s businesses to change certain aspects of their business, operations and client relationships to ensure compliance, which could decrease demand for services, reduce revenues, increase costs and/or subject Ticketmaster Entertainment to additional liabilities.

In addition, the application of various domestic and international sales, use, value-added and other tax laws, rules and regulations to Ticketmaster Entertainment’s historical and new products and services is subject to interpretation by applicable taxing authorities. While Ticketmaster Entertainment believes that it is compliant with current tax provisions, taxing authorities may take a contrary position and such positions may adversely affect its business, financial condition and results of operations. From time to time, federal, state and local authorities and/or consumers commence investigations, inquiries or litigation with respect to compliance by Ticketmaster Entertainment and its businesses with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws. Ticketmaster Entertainment’s businesses have historically cooperated with authorities in connection with these investigations and have satisfactorily resolved each such material investigation, inquiry or litigation. Recently, several states and Canadian provinces have commenced investigations or inquiries regarding the relationship between Ticketmaster Entertainment and TicketsNow. Ticketmaster Entertainment has incurred significant legal expenses in connection with the defense of governmental investigations and litigation in the past and will be required to incur additional expenses in the future regarding such investigations and litigation. In the case of antitrust (and similar or related) matters, any adverse outcome could limit or prevent Ticketmaster Entertainment’s businesses from engaging in the ticketing business generally (or in a particular market thereof) or subject them to potential damage assessments, all of which could have a material adverse effect on Ticketmaster Entertainment’s business, financial condition and results of operations. See “Information About Ticketmaster Entertainment’s Business—Legal Proceedings” beginning on page 248 for a description of certain current legal proceedings involving Ticketmaster Entertainment.

Maintenance of Systems and Infrastructure—Ticketmaster Entertainment’s success depends, in part, on the integrity of Ticketmaster Entertainment’s systems and infrastructures. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on Ticketmaster Entertainment’s business, financial conditions and results of operations.

Ticketmaster Entertainment’s success depends, in part, on Ticketmaster Entertainment’s ability to maintain the integrity of Ticketmaster Entertainment’s systems and infrastructure, including websites, information and related systems, call centers and distribution and fulfillment facilities. System interruption and the lack of integration and redundancy in Ticketmaster Entertainment’s information systems and infrastructures may adversely affect Ticketmaster Entertainment’s ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Ticketmaster Entertainment may experience occasional system interruptions that make some or all systems or data unavailable or prevent its businesses from efficiently providing services or fulfilling orders. Ticketmaster Entertainment also relies on affiliate and third-party computer systems, broadband and other communications systems and service providers in connection with the provision of services generally, as well as to facilitate, process and fulfill transactions. Any interruptions, outages or delays in its systems and infrastructures, its businesses, its affiliates and/or third parties, or deterioration in the performance of these systems and infrastructures, could impair the ability of Ticketmaster Entertainment’s businesses to provide services, fulfill orders and/or process transactions. Fire, flood, power loss, telecommunications failure, hurricanes, tornadoes, earthquakes, acts of war or terrorism, acts of God and similar events or disruptions may damage or interrupt computer, broadband or other communications systems and infrastructures at any time. Any of these events could cause system interruption, delays and loss of critical data, and could prevent Ticketmaster Entertainment’s businesses from providing services, fulfilling orders and/or processing transactions. While Ticketmaster Entertainment’s businesses have backup systems for certain aspects of their operations, disaster recovery planning by its nature cannot be sufficient for all eventualities. In addition, Ticketmaster Entertainment may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect Ticketmaster Entertainment’s business, financial conditions and results of operations.

In addition, any penetration of network security or other misappropriation or misuse of personal consumer information could cause interruptions in the operations of Ticketmaster Entertainment’s businesses and subject Ticketmaster Entertainment to increased costs, litigation and other liabilities. Network security issues could lead to claims against Ticketmaster Entertainment for other misuse of personal information, such as for unauthorized purposes or identity theft, which could result in litigation and financial liabilities, as well as administrative action from governmental authorities. Security breaches could also significantly damage Ticketmaster Entertainment’s reputation with consumers and third parties with whom Ticketmaster Entertainment does business. It is possible that advances in computer capabilities, new discoveries, undetected fraud, inadvertent violations of company policies or procedures or other developments could result in a compromise of information or a breach of the technology and security processes that are used to protect consumer transaction data. As a result, current security measures may not prevent any or all security breaches. Ticketmaster Entertainment may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. Ticketmaster Entertainment also faces risks associated with security breaches affecting third parties with which it is affiliated or otherwise conducts business online. Consumers are generally concerned with security and privacy of the Internet, and any publicized security problems affecting Ticketmaster Entertainment’s businesses and/or those of third parties may discourage consumers from doing business with Ticketmaster Entertainment, which could have an adverse effect on Ticketmaster Entertainment’s business, financial condition and results of operations.

Privacy—The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

In the processing of consumer transactions, Ticketmaster Entertainment’s businesses receive, transmit and store a large volume of personally identifiable information and other user data. The sharing, use, disclosure and protection of this information are governed by the privacy and data security policies maintained by Ticketmaster Entertainment and its businesses. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Specifically, personally identifiable information is increasingly subject to legislation and regulations in numerous jurisdictions around the world, the intent of which is to protect the privacy of personal information that is collected, processed and transmitted in or from the governing jurisdiction. Ticketmaster Entertainment could be adversely affected if legislation or regulations are expanded to require changes in business practices or privacy policies, or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect its business, financial condition and results of operations.

Ticketmaster Entertainment’s businesses may also become exposed to potential liabilities as a result of differing views on the privacy of consumer and other user data collected by these businesses. Ticketmaster Entertainment’s failure, and/or the failure by the various third party vendors and service providers with which Ticketmaster Entertainment does business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any compromise of security that results in the unauthorized release of personally identifiable information or other user data could damage the reputation of these businesses, discourage potential users from trying Ticketmaster Entertainment’s products and services and/or result in fines and/or proceedings by governmental agencies and/or consumers, one or all of which could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

Intellectual Property—Ticketmaster Entertainment may fail to adequately protect its intellectual property rights or may be accused of infringing intellectual property rights of third parties.

Ticketmaster Entertainment may fail to adequately protect its intellectual property rights or may be accused of infringing intellectual property rights of third parties. Ticketmaster Entertainment regards its intellectual property rights, including patents, service marks, trademarks and domain names, copyrights, trade secrets and similar intellectual property (as applicable) as critical to its success. Ticketmaster Entertainment’s businesses also rely heavily upon software codes, informational databases and other components that make up their products and services.

Ticketmaster Entertainment relies on a combination of laws and contractual restrictions with employees, customers, suppliers, affiliates and others to establish and protect these proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use trade secret or copyrighted intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop substantially similar intellectual properties.

Ticketmaster Entertainment has generally registered and continues to apply to register, or secure by contract when appropriate, its trademarks and service marks as they are developed and used, and reserves and registers domain names as it deems appropriate. Ticketmaster Entertainment generally considers the protection of its trademarks to be important for purposes of brand maintenance and reputation. While Ticketmaster Entertainment vigorously protects its trademarks, service marks and domain names, effective trademark protection may not be available or may not be sought in every country in which products and services are made available, and contractual disputes may affect the use of marks governed by private contract. Similarly, not every variation of a domain name may be available or be registered, even if available. The failure of Ticketmaster Entertainment to protect its intellectual property rights in a meaningful manner or challenges to related contractual rights could result in erosion of brand names and limit its ability to control marketing on or through the Internet using its various domain names or otherwise, which could adversely affect its business, financial condition and results of operations.

Some of Ticketmaster Entertainment’s businesses have been granted patents and/or have patent applications pending with the United States Patent and Trademark Office and/or various foreign patent authorities for various proprietary technologies and other inventions. Ticketmaster Entertainment considers applying for patents or for other appropriate statutory protection when it develops valuable new or improved proprietary technologies or identifies inventions, and will continue to consider the appropriateness of filing for patents to protect future proprietary technologies and inventions as circumstances may warrant. The status of any patent involves complex legal and factual questions, and the breadth of claims allowed is uncertain. Accordingly, any patent application filed may not result in a patent being issued or existing or future patents may not be adjudicated valid by a court or be afforded adequate protection against competitors with similar technology. In addition, third parties may create new products or methods that achieve similar results without infringing upon patents that Ticketmaster Entertainment owns. Likewise, the issuance of a patent to Ticketmaster Entertainment does not mean that its processes or inventions will not be found to infringe upon patents or other rights previously issued to third parties.

From time to time, Ticketmaster Entertainment is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks, copyrights, patents and other intellectual property rights of third parties. In addition, litigation may be necessary in the future to enforce Ticketmaster Entertainment’s intellectual property rights, protect trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations. Patent litigation tends to be particularly protracted and expensive.

Key Employees—Failure to attract and retain key employees could adversely impact Ticketmaster Entertainment’s business, including prior to the completion of the Merger.

In order to be successful, Ticketmaster Entertainment must attract and retain talented executives and other key employees, including those in managerial, technical, sales, marketing, and support positions, including prior to the completion of the Merger. Ticketmaster Entertainment’s businesses require individuals with relevant experience and diverse skill sets, and the market for these personnel is highly competitive. The failure to attract employees with the requisite skills and abilities to Ticketmaster Entertainment, or the loss of key employees, such as Ticketmaster Entertainment’s Chief Executive Officer, Mr. Azoff, who not only has a leadership role for Ticketmaster Entertainment as a whole but also is critical to the success of its Artist Services business, could adversely impact Ticketmaster Entertainment’s ability to meet key objectives, such as the timely and effective development and delivery of products and services, and could otherwise have a significant impact on Ticketmaster Entertainment’s operations. For a discussion as to how the loss of key employees may affect the combined company, see “—Risks Related to the Combined Company if the Merger Is Completed—The loss of key personnel could have a material adverse effect on the combined company’s financial condition, results of operations and growth prospects,” beginning on page 41.

Ticketmaster Entertainment may be unable to make the changes necessary to comply with the internal control over financial reporting requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Ticketmaster Entertainment is required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 by the end of its fiscal year ending December 31, 2009 for the first time as a newly established public company, and, accordingly, its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008 does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of its independent registered public accounting firm due to a transition period established by the SEC. If Ticketmaster Entertainment’s management is unable to conclude that Ticketmaster Entertainment maintains effective internal control over financial reporting as of December 31, 2009 and future periods, or if Ticketmaster Entertainment’s independent registered public accounting firm is unable to deliver an attestation report opining that Ticketmaster Entertainment maintains effective internal control over financial reporting as of December 31, 2009 and future periods, Ticketmaster Entertainment’s business, financial condition and results of operations could be adversely affected.

Risks Relating to Ticketmaster Entertainment’s Business Prior to the Completion of the Merger

Ticketmaster Entertainment may be unable to make the changes necessary to operate effectively as a separate public entity (prior to the completion of the Merger) and has incurred and will incur additional costs related to operating as an independent company.

As a result of the Ticketmaster Entertainment spin-off, IAC no longer has any obligation to provide financial, operational or organizational assistance to Ticketmaster Entertainment, other than limited services pursuant to a Transition Services Agreement that Ticketmaster Entertainment entered into in connection with the Ticketmaster Entertainment spin-off with IAC and the Spincos. As a separate public entity (which Ticketmaster Entertainment will remain until the completion of the Merger), Ticketmaster Entertainment is subject to, and responsible for, regulatory compliance, including periodic public filings with the SEC and compliance with NASDAQ’s continued listing requirements, as well as generally applicable tax and accounting rules. The obligations of being a public company, including substantial public reporting and investor relations obligations, have required and will require additional expenditures, place new demands on Ticketmaster Entertainment’s management and have required and will require the hiring of additional personnel. Ticketmaster Entertainment may need to implement additional systems that require new expenditures in order to adequately function as a public company. Ticketmaster Entertainment has endeavored to make the changes necessary to successfully operate as an independent public entity; however, this is an ongoing process that may present unanticipated challenges and costs that could have an adverse effect on Ticketmaster Entertainment.

Brand Recognition—Failure to maintain brand recognition and attract and retain customers in a cost-effective manner could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

Maintaining and promoting the Ticketmaster and www.ticketmaster.com (and related international) brand names and, to a lesser extent, the www.ticketsnow.com, www.ticketweb.com, www.museumtix.com and www.tmvista.com (and related international) brand names, is critical to the ability of Ticketmaster Entertainment’s businesses to attract consumers and business customers to their respective websites and other distribution channels. Ticketmaster Entertainment believes that the importance of brand recognition will increase, given the growing number of online ticketing services due to relatively low barriers to entry to providing online content and services. Accordingly, Ticketmaster Entertainment has spent, and expects to continue to spend, increasing amounts of money on, and devote greater resources to, branding and other marketing initiatives, including search engine optimization techniques and paid search engine marketing, neither of which may be successful or cost-effective. The failure of Ticketmaster Entertainment’s businesses to maintain the recognition of their respective brands and to attract and retain consumers in a cost-effective manner could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

Acquisitions—Ticketmaster Entertainment may experience operational and financial risks in connection with acquisitions. In addition, some of the businesses acquired by Ticketmaster Entertainment may incur significant losses from operations or experience impairment of carrying value.

Ticketmaster Entertainment’s growth may depend upon future acquisitions and depends, in part, on Ticketmaster Entertainment’s ability to successfully integrate historical acquisitions. Ticketmaster Entertainment may experience operational and financial risks in connection with acquisitions. To the extent that Ticketmaster Entertainment continues to grow through acquisitions, it will need to:

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successfully integrate the operations, as well as the accounting, financial controls, management information, technology, human resources and other administrative systems, of acquired businesses with existing operations and systems;

•	retain the clients of the acquired businesses;

•	retain and integrate key personnel at acquired businesses; and

•	successfully manage acquisition-related resource demands on its management, operations and financial resources and/or those of acquired businesses.

Ticketmaster Entertainment may not be successful in addressing these challenges or any others encountered in connection with recent and future acquisitions and the failure to do so could adversely affect its business, financial condition and results of operations. The anticipated benefits of one or more acquisitions may not be realized and future acquisitions could result in potentially dilutive issuances of equity securities and/or contingent liabilities. Also, the value of goodwill and other intangible assets acquired could be impacted by one or more unfavorable events or trends, which could result in impairment charges, in addition to the $1.1 billion charge recorded in the fourth quarter of 2008 related to the impairment of goodwill. The occurrence of any of these events could adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

Through certain acquisitions (all of which were completed prior to February 8, 2009), such as the acquisitions of TicketsNow, Emma Entertainment, Echo, GET ME IN! and Front Line, Ticketmaster Entertainment entered into aspects, and through future acquisitions may enter into aspects, of the ticketing and/or entertainment industries in which it had not previously participated directly. Acquisitions of this nature could adversely affect relationships with new and potential clients to the extent that clients view the interests of acquired businesses, or those of Ticketmaster Entertainment overall following the completion of any such acquisitions, as competing with or diverging from their own, which could adversely impact Ticketmaster Entertainment’s relationships with its clients and its ability to attract new clients. This would adversely affect Ticketmaster Entertainment’s business, financial condition and results of operations.

Future Capital Needs—Ticketmaster Entertainment may have future capital needs and may not be able to obtain additional financing on acceptable terms.

In connection with the Ticketmaster Entertainment spin-off, Ticketmaster Entertainment incurred indebtedness of approximately $765 million and has since drawn down an additional $100 million from its revolving credit facility, which is referred to as the revolver. Ticketmaster Entertainment’s future capital needs may include funds necessary to develop new services or to enhance its existing services, to complete acquisitions or to otherwise take advantage of business opportunities or respond to competitive pressures.

These arrangements and current market conditions may limit Ticketmaster Entertainment’s ability to secure additional financing in the future on favorable terms or at all. Ticketmaster Entertainment’s ability to secure additional financing and satisfy Ticketmaster Entertainment’s financial obligations under indebtedness outstanding from time to time will depend upon Ticketmaster Entertainment’s future operating performance, which is subject to then prevailing general economic and credit market conditions, including interest rate levels and the availability of credit generally, and financial, business and other factors, many of which are beyond Ticketmaster Entertainment’s control. The prolonged continuation or worsening of current credit market conditions would have a material adverse effect on Ticketmaster Entertainment’s ability to secure financing on favorable terms, if at all.

Ticketmaster Entertainment may be unable to secure additional financing or financing on favorable terms or its operating cash flow may be insufficient to satisfy its financial obligations under indebtedness outstanding from time to time (if any). Furthermore, if financing is not available when needed, or is available on unfavorable terms, Ticketmaster Entertainment may be unable to develop new services or enhance its existing services, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its business, financial condition and results of operations. If the Merger is not completed and additional funds are raised through the issuance of equity securities,

Ticketmaster Entertainment stockholders may experience significant dilution. Also, in the event that the Merger is not completed, it should be noted that Ticketmaster Entertainment’s ability to engage in significant equity issuances is limited in order to preserve the tax-free nature of the Ticketmaster Entertainment spin-off.

Volatile Stock Price—Ticketmaster Entertainment’s stock price has been, and until the completion of the Merger, may continue to be, volatile.

Shares of Ticketmaster Entertainment common stock began trading on NASDAQ on August 21, 2008 upon completion of the Ticketmaster Entertainment spin-off (and for a short period prior to that were listed on a “when-issued” basis). Since this time, the market price of Ticketmaster Entertainment common stock has been volatile. It is likely that the market price of Ticketmaster Entertainment common stock will continue to be subject to significant fluctuations until the Merger is completed. Ticketmaster Entertainment believes that future announcements concerning it, its competitors or its principal customers, including technological innovations, new product and service introductions, governmental regulations, litigation or changes in earnings estimated by it or analysts may cause the market price of Ticketmaster Entertainment common stock to fluctuate substantially in the future. Prior to the completion of the Merger, sales of substantial amounts of outstanding Ticketmaster Entertainment common stock in the public market could materially and adversely affect the market price of Ticketmaster Entertainment common stock. Further, in recent months, the stock market has experienced extreme price fluctuations in equity securities of listed companies. These price and volume fluctuations often have been unrelated to the operating performance of those companies. These fluctuations, as well as general economic, political and market conditions, such as armed hostilities, acts of terrorism, civil disturbances, recessions, international currency fluctuations or tariffs and other trade barriers, may materially and adversely affect the market price of Ticketmaster Entertainment common stock. For further discussion regarding the effect that fluctuations in the price of Ticketmaster Entertainment common stock and/or future issuances of Ticketmaster Entertainment common stock prior to the completion of the Merger may have on the exchange ratio, see “—Risks Related to the Pending Merger—The exchange ratio is subject to adjustment prior to the completion of the Merger in order to ensure that Ticketmaster Entertainment stockholders immediately prior to the Merger receive 50.01% of the voting power of all Live Nation equity interests immediately after the completion of the Merger. The price of Live Nation common stock and Ticketmaster Entertainment common stock will fluctuate during the pendency of the Merger,” beginning on page 33.

Goodwill Impairment—A significant portion of Ticketmaster Entertainment’s goodwill recently became impaired and may suffer further impairment in the future in the event that the Merger is not completed. Any future impairment could negatively affect Ticketmaster Entertainment’s financial results and financial condition.

In accordance with GAAP, Ticketmaster Entertainment tests goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. If the carrying amount of Ticketmaster Entertainment’s goodwill exceeds its implied fair value, an impairment loss equal to the excess is recorded. During the year ended December 31, 2008, Ticketmaster Entertainment recognized a total non-cash charge of $1.1 billion related to the impairment of goodwill of its Ticketing reporting unit. As of December 31, 2008, after giving effect to the impairment charge, Ticketmaster Entertainment had goodwill of approximately $455.8 million, which constituted approximately 27% of its total assets at that date. Due to the volatile stock market, the current economic uncertainty and other factors, if the Merger is not completed, Ticketmaster Entertainment cannot assure investors that remaining goodwill will not be further impaired in future periods. Impairment may result from, among other things, a significant and sustained decline in its stock prices and market capitalization, a significant decline in its expected cash flows, an adverse change in the business climate and slower growth rates in its industry. If the Merger is not completed and Ticketmaster Entertainment is required to record an impairment charge for its goodwill in the future, this would adversely impact its financial condition and financial results.

INFORMATION ABOUT TICKETMASTER ENTERTAINMENT’S BUSINESS

Overview of Ticketmaster Entertainment’s Business

Overview

Ticketmaster Entertainment connects the world to live entertainment as the world’s leading live entertainment ticketing and marketing company based on the number of tickets sold. Ticketmaster Entertainment operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet, approximately 7,100 retail outlets and 17 call centers worldwide. Established in 1976, Ticketmaster Entertainment serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums and theaters. In 2008, Ticketmaster Entertainment sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients.

In addition, Ticketmaster Entertainment owns a controlling interest in Front Line, a leading artist management company. Front Line manages musical artists and acts primarily in rock, classic rock, pop and country music. As of December 31, 2008, Front Line had almost 200 artists on its rosters and approximately 80 managers performing services to artists.

History

Ticketmaster Entertainment’s predecessor companies, Ticketmaster Group, Inc. and its subsidiaries, were organized for the primary purpose of developing stand-alone automated ticketing systems for license to individual facilities. Since then, Ticketmaster Entertainment’s business has grown through continued improvements in its technology, the continued expansion of its service and product offerings, as well as its client base, and the acquisition of and investment in ticketing and technology companies, as well as a number of entertainment-related businesses, both in the United States and abroad. In January 2003, IAC, at that time Ticketmaster Entertainment’s majority owner, acquired the outstanding shares of Ticketmaster Entertainment that it did not previously own, as a result of which Ticketmaster Entertainment became a wholly-owned subsidiary of IAC. In August 2008, Ticketmaster Entertainment was spun-off from IAC in the Ticketmaster Entertainment spin-off and became a separate publicly-traded company. In October 2008, Ticketmaster Entertainment acquired an additional equity interest in Front Line, giving it a controlling interest in Front Line.

Summary of the Ticketmaster Entertainment Spin-Off

On July 1, 2008, the IAC board of directors approved a plan to separate IAC into the five Spincos, including Ticketmaster Entertainment (which at that time was known as Ticketmaster), via the IAC spin-offs.

On August 20, 2008, IAC distributed to its stockholders all of the outstanding shares of Ticketmaster Entertainment common stock. Following the Ticketmaster Entertainment spin-off, Ticketmaster Entertainment’s businesses included the businesses that formerly comprised IAC’s Ticketmaster segment, which consisted of IAC’s domestic and international ticketing and ticketing related businesses, subsidiaries and investments, as well as IAC’s investment in Front Line, and excluded Ticketmaster Entertainment’s former Reserve America subsidiary and its investment in Active.com, which were transferred to IAC.

Upon completion of the Ticketmaster Entertainment spin-off (and for a short period prior to that, on a “when-issued” basis), shares of Ticketmaster Entertainment common stock began trading on NASDAQ under the symbol “TKTM.” In conjunction with the Ticketmaster Entertainment spin-off, Ticketmaster Entertainment completed the following transactions: (1) extinguished all intercompany receivable balances due from IAC and its subsidiaries, which totaled $604.4 million by recording a non-cash distribution to IAC, (2) recapitalized the invested equity balance with common stock, whereby holders of IAC stock received one fifth of a share of Ticketmaster Entertainment common stock for each share of common and class B common stock of IAC held as described in Ticketmaster Entertainment’s Post Effective Amendment No. 1 to Form S-1 (Commission File Number 333-152702) filed with the SEC on August 20, 2008, and (3) distributed $752.9 million in cash to IAC in connection with Ticketmaster Entertainment’s separation from IAC, which included the net proceeds of $723.6 million from Ticketmaster Entertainment’s financings through a combination of privately issued debt securities and bank borrowings.

Front Line

Front Line was formed in January 2005 when it acquired the music management businesses of Mr. Azoff and Mr. Kaufman and their respective associates, funded by the private equity groups TH Lee and Bain Capital, together with the Warner Music Group. Front Line subsequently secured additional financing from IAC. In June 2007, IAC and Warner Music Group acquired the interests formerly held by the private equity groups and certain individual investors, following which Front Line was owned by a combination of IAC, Warner Music Group and the Azoff Family Trust. In June 2008, Madison Square Garden acquired a combined 10% interest in Front Line by acquiring interests from both IAC and Warner Music Group. As part of the Ticketmaster Entertainment spin-off, IAC’s investment in Front Line was transferred to Ticketmaster Entertainment. On October 29, 2008, Ticketmaster Entertainment acquired additional equity interests in Front Line, giving Ticketmaster Entertainment a controlling interest in Front Line. As a result, Ticketmaster Entertainment has consolidated the results of Front Line from the acquisition date.

Business Segments

Ticketmaster Entertainment operates in two reportable segments—Ticketing and Artist Services. In addition, Ticketmaster Entertainment also has corporate and other expenses, which are managed on a total company basis.

Ticketing

Ticketmaster Entertainment’s ticketing operations are primarily an agency business that sells tickets for events on behalf of Ticketmaster Entertainment’s clients and retains a convenience charge and order processing fee for Ticketmaster Entertainment’s services. Ticketmaster Entertainment sells tickets through a combination of websites, telephone services and ticket outlets. Ticketmaster Entertainment’s ticketing sales are impacted by fluctuations in the availability of events for sale to the public, which may vary depending upon scheduling by its clients. Generally, the second and third quarters of the year experience the highest domestic ticketing revenue, earned primarily in the concert and sports categories. Generally, international revenues are the highest in the fourth quarter of the year, earned primarily in the concert category.

Primary (Initial Sale) Ticketing Services

Overview. “Primary” sales of tickets refers to the original sale of tickets to an event by or on behalf of an event presenter. For the year ended December 31, 2008, the substantial majority of Ticketmaster Entertainment’s revenues were attributable to primary ticket sale services. Ticketmaster Entertainment provides primary ticket sale services to the following types of clients:

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Venues—including arenas, stadiums, theaters, universities, colleges, clubs and festivals in the United States and abroad, ranging in size from 100,000+ seat stadiums to small clubs, including Madison Square Garden (New York City), Staples Center (Los Angeles), The 02 (London), the University of Michigan and the University of California, Los Angeles;

•	Promoters—promoters of live events, from worldwide concert tours to single, local events, including AEG Live, Jam Productions and MCD Productions;

•

Sports Leagues, Teams and Events—professional sports teams, leagues, franchises and clubs and special sporting events, including Major League Baseball Advanced Media and many Major League Baseball, National Football League, National Basketball Association, National Hockey League, Rugby Football Union and Premier League teams; and

•	Museums, Cultural Institutions and Historic Sites—including the Guggenheim Museum (New York City) and the Getty Museum and Getty Villa (Los Angeles).

When providing primary ticket sale services to clients in the U.S. and abroad (other than in the United Kingdom), Ticketmaster Entertainment generally serves as the exclusive ticket sales agent for individual tickets sold to the general public outside of facility box offices. In the United Kingdom, Ticketmaster Entertainment is typically a non-exclusive ticket sales agent for its clients and instead is guaranteed a certain minimum allocation of the tickets for each event. For any particular event, Ticketmaster Entertainment works with clients to identify those tickets that will be made available for sale through Ticketmaster Entertainment’s various distribution channels (see “—Distribution” below) as well as facility box offices. To enable most or all tickets for a given event to be offered for sale simultaneously and sold through these channels, Ticketmaster Entertainment licenses its core proprietary operating system and software, which is referred to as the Ticketmaster System, and related equipment to clients and installs this system at their facility box offices. The provision of primary ticket sale services to clients is generally governed by individual, multi-year agreements between Ticketmaster Entertainment and its clients.

Consumers who purchase tickets through Ticketmaster Entertainment pay an amount equal to the ticket face price, plus a per ticket convenience charge, a per order “order processing” fee and, if applicable, a premium delivery charge. Ticketmaster Entertainment remits the entire face value of the ticket to the client. In addition, in most cases, Ticketmaster Entertainment remits royalties as specified in the written agreement between Ticketmaster Entertainment and the client.

Client Relationships. Ticketmaster Entertainment generally enters into written agreements with individual clients to provide primary ticket sale services for specified multi-year periods, typically ranging from 3 to 5 years. Pursuant to these agreements, clients generally determine what tickets will be available for sale, when such tickets will go on sale to the public and what the ticket face price will be. Agreements with venue clients generally grant Ticketmaster Entertainment the right to sell tickets for all events presented at the relevant venue for which tickets are made available to the general public. Agreements with promoter clients generally grant Ticketmaster Entertainment the right to sell tickets for all events presented by a given promoter at any venue, unless that venue is already covered by an existing exclusive agreement with Ticketmaster Entertainment or another ticketing service provider. Under Ticketmaster Entertainment’s exclusive contracts, clients may not utilize, authorize or promote the services of third party ticketing companies or technologies while under contract with Ticketmaster Entertainment. While Ticketmaster Entertainment generally has the right to sell a substantial portion of its clients’ tickets, venue and promoter clients often sell and distribute group sales and season tickets in-house. In addition, under many written agreements between promoters and Ticketmaster Entertainment’s clients, Ticketmaster Entertainment’s clients often allocate certain tickets for artist, promoter, agent and venue use and do not make those tickets available for sale by Ticketmaster Entertainment. Ticketmaster Entertainment also generally allows clients to make a certain limited number of tickets available for sale through fan or other similar clubs, from which Ticketmaster Entertainment generally derives no revenues unless selected by the club to facilitate the sales. As a result, Ticketmaster Entertainment does not sell all of its clients’ tickets and the amount of tickets that it sells varies from client to client and from event to event, and varies as to any single client from year to year.

Pursuant to its agreements with certain clients, sales of premium primary tickets, often under high demand, are offered for sale through Ticketmaster Entertainment’s TicketExchange service, which is accessible to consumers through www.ticketmaster.com. Such tickets are referred to as “Platinum” tickets and are frequently priced by Ticketmaster Entertainment’s clients at prices that are meant to reflect their market value.

Convenience charges, which are heavily negotiated, mutually agreed upon and set forth in written agreements between Ticketmaster Entertainment and its clients, vary based upon numerous factors, including: the scope and nature of the services to be rendered, the amount and cost of equipment to be installed at the client’s venue location, the amount of advertising and/or promotional allowances to be provided, the type of event and the distribution channel in which the ticket is to be sold and the face price of the ticket. Client agreements also provide how and when, and by how much and with what frequency, changes may be made to per ticket convenience charges and per order “order processing” fees during the term. During the year ended December 31, 2008, per ticket convenience charges generally ranged from $2.50 to $15.00 and average revenue per ticket (which primarily includes per ticket convenience charges and per order “order processing” fees, as well as certain other revenue sources directly related to the sale of tickets) was $7.84.

Most written agreements provide for the payment to clients of royalties, which are heavily negotiated, in an amount equal to a mutually agreed upon portion of related per ticket convenience charges on all tickets sold through all Ticketmaster Entertainment distribution channels and per order “order processing” fees on all tickets sold online or by telephone. In many cases, written agreements also require Ticketmaster Entertainment to advance royalties to clients, which advances are usually recoupable by Ticketmaster Entertainment out of the future client royalty payments. In limited instances, clients have the right to receive an upfront, non-recoupable payment from Ticketmaster Entertainment as an incentive to enter into the ticketing service agreement. Written agreements also specify the additional ticketing systems, if any, that may be used and purchased by clients during their relationship with Ticketmaster Entertainment.

Ticketmaster Entertainment generally does not buy tickets from its clients for sale or resale to the public and typically assumes no financial risk for unsold tickets, other than indirect risk associated with its ability to recoup advances made to clients. If an event is canceled, Ticketmaster Entertainment refunds the per ticket convenience charges to customers (but not the per order “order processing” fees), except in certain European jurisdictions, where Ticketmaster Entertainment is required by law to do so. Refunds of ticket prices for canceled events are funded by clients, which have historically fulfilled these obligations on a timely basis with few exceptions.

Clients routinely agree by contract to include Ticketmaster Entertainment’s name, logos and the applicable Ticketmaster Entertainment website address and charge-by-phone number in advertisements in all forms of media promoting the availability of their tickets. Ticketmaster Entertainment brand names and logos are also prominently displayed on printed tickets, ticket envelopes and e-mail alerts about upcoming events that Ticketmaster Entertainment sends to its customers. Ticketmaster Entertainment also provides primary ticketing solutions for clients who wish to perform ticketing functions in-house on a private label or other basis through its Paciolan Inc. (“Paciolan”) and Ticketmaster VISTA brands and businesses, which license the requisite software or other rights to clients for license and per transaction fees in the case of Paciolan and for per ticket fees in the case of Ticketmaster VISTA. Ticketmaster Entertainment also currently licenses its name and technology exclusively to a third party that provides primary ticketing services to clients in the Washington, D.C./Baltimore area, as well as to third parties and joint ventures in certain jurisdictions abroad.

Ticket Resale Services

The “resale” of tickets refers to the sale of tickets by a holder who originally purchased the tickets from a venue, promoter or other entity, or a ticketing services provider selling on behalf of a venue, promoter or other entity. Ticketmaster Entertainment currently offers ticket resale services through The V.I.P. Tour Company, which is referred to as TicketsNow, which Ticketmaster Entertainment acquired in February 2008, its TicketExchange service, which Ticketmaster Entertainment launched in January 2002, and GET ME IN!, which Ticketmaster Entertainment acquired in February 2008.

TicketsNow is a leading consumer marketplace for the resale of event tickets in the United States and Canada. TicketsNow enters into listing agreements with licensed ticket resellers to post ticket inventory for sale through TicketsNow at a purchase price equal to a ticket resale price determined by the relevant ticket resellers, plus an amount equal to a percentage of the ticket resale price and a pre-determined service fee. TicketsNow remits the reseller-determined ticket resale price to the ticket resellers and retains the remainder of the purchase price. TicketsNow also licenses point-of-sale business management software to ticket resellers for a fee, which allows the resellers to manage their ticket inventory and operate their businesses. While TicketsNow does not generally acquire tickets for sale on its own behalf, it may do so from time to time on a limited basis. TicketsNow also operates a wholesale ticket brokerage business that sells its own inventory of tickets through TicketsNow.com and other retail resellers nationwide.

In addition to enabling Platinum primary ticket sales, the TicketExchange service allows consumers to resell and purchase tickets online for certain events that were initially sold for Ticketmaster Entertainment clients in the United States, Europe and Canada who elect to participate in the TicketExchange service. Sellers and buyers each pay Ticketmaster Entertainment a fee that has been negotiated with the relevant client, a portion of which is shared with the client. Consumers in the United Kingdom, Germany and the Netherlands may buy and sell tickets to live entertainment events through GET ME IN!, which charges sellers a commission and buyers a processing fee.

Marketing, Promotional and Related Services

Ticketmaster Entertainment is a leading marketer of live entertainment to fans in the markets in which it operates. For example, Ticketmaster Entertainment informs fans about upcoming live events for which tickets will be available through Ticketmaster Entertainment in their area through its Ticket Alert email service. Fans can customize TicketAlerts to inform them about upcoming events for particular performers, teams or venues, as well as events in specified categories (music, sports, theater and family entertainment). Ticketmaster Entertainment sent approximately 1.6 billion TicketAlert e-mails in 2008, reaching an average of approximately 31 million consumers per week. Ticketmaster Entertainment also provides rich content on its various websites to promote events that it tickets, including artist pages that feature video content and biographical material.

Ticketmaster Entertainment continues to develop and introduce new initiatives, as well as enter into new relationships, in an effort to help its clients sell more tickets in more markets. For example, Ticketmaster Entertainment acquired a 25% interest in Evolution Artists Inc. (“iLike.com”) in December 2006 (which does business under the brand name “iLike”), a leading, online social music discovery service that facilitates the sharing of playlists, new music and concerts, and has entered into arrangements with iLike.com to provide features designed to enhance the overall consumer experience on www.ticketmaster.com. Ticketmaster Entertainment also offers a suite of dynamic pricing tools, such as online auctions, pursuant to which consumers bid on tickets being sold by Ticketmaster Entertainment and purchases them at a price equal to the highest winning bid. For auction sales, in addition to per order “order processing” fees, Ticketmaster Entertainment typically receives fees based on a percentage of the prices at which tickets are ultimately sold.

Ticketmaster Entertainment provides promotional and other related services to artists, such as the sale of tickets to members of artist fan clubs and the sale of artist fan club memberships, through its Echo business. Ticketmaster Entertainment is also seeking to secure and strengthen its relationships with promoters. Ticketmaster Entertainment has also established a presence as a promoter in China through its Emma Entertainment business, a ticketing company and promoter of live entertainment events in China.

Distribution. Ticketmaster Entertainment sells tickets online, through independent sales outlets, and via call centers. During the year ended December 31, 2008, 73%, 16%, and 11% of primary ticket sales were transacted through these channels, respectively.

Online. Ticketmaster Entertainment owns and operates various branded websites, both in the United States and abroad, which are customized to reflect services offered in each jurisdiction. Ticketmaster Entertainment’s primary online ticketing website, www.ticketmaster.com, together with its other branded ticketing websites, are designed to promote ticket sales for live events and disseminate event and related merchandise information online. Consumers can access www.ticketmaster.com directly, from affiliated websites and through numerous direct links from banners and event profiles hosted by approved third party websites.

Independent Sales Outlets. As of December 31, 2008, Ticketmaster Entertainment had approximately 7,100 “Ticket Center” independent sales outlets worldwide, approximately 2,000 of which were in the United States and approximately 5,100 of which were in various jurisdictions abroad. The majority of these independent sales outlets are located in major department, grocery and music stores, malls and, in Europe, post offices. While Ticketmaster Entertainment installs and maintains the hardware and software necessary for these independent sales outlets to sell tickets, it is not generally responsible for staffing, daily operations and related costs. Ticketmaster Entertainment pays independent sales outlets a commission, the amount of which ranged from approximately 17% to 25% of Ticketmaster Entertainment’s convenience charge in 2008.

Call Centers. As of December 31, 2008, Ticketmaster Entertainment operated 17 call centers worldwide, through which consumers can generally purchase tickets by speaking to an operator or by way of an interactive voice response system, seven days a week, for at least 20 hours per day. Ticketmaster Entertainment’s domestic telephone system can channel all or a portion of incoming calls from any city to a selected call center in another city or region to accommodate the commencement of sales activity for a major event in a given region, as well as provide back-up capabilities in the event a call center experiences operating difficulties.

Artist Services

The Artist Services segment primarily provides management services to music recording artists in exchange for a commission on the earnings of these artists. Artist Services also sells merchandise associated with musical artists at live musical performances, to retailers, and directly to consumers via the Internet. As of December 31, 2008, the Artist Services segment was entirely comprised of the business of Front Line. The Artist Services segment is highly seasonal, with profitability related to the timing of tours and merchandise sales. Peak seasons are typically in the summer and, increasingly, in the fall leading up to the holiday season.

The fundamental strategy, both at the inception of Front Line and currently, is to build a substantial presence in the music management and allied music services businesses through acquisition and organic growth. Through its brand “I Love All Access” Ticketmaster Entertainment operates a successful “VIP” ticketing fan experience program. The program covers both Front Line and third party clients, and provides fans with a range of added value to the concert ticket, including possible meet and greet or photo opportunities with the artist, attending sound checks, back stage passes, meals and refreshments, merchandise items and venue parking.

Ticketmaster Entertainment also operates a merchandise business selling t-shirts and other apparel at concerts and through retail outlets. Other activities produce income from services provided for various marketing and sponsorship activities for artists.

International Operations

Ticketmaster Entertainment provides primary ticket sale services in Australia, Canada, Ireland, New Zealand and the United Kingdom, primarily under the Ticketmaster brand name, and through other brand names in various other jurisdictions abroad, including China (Emma Entertainment), Denmark (BILLETNet), Finland (Lippupalvelu), Germany (Kartenhaus), the Netherlands (Ticket Service), Norway (billettservice.no), Spain (Tic Tack Ticket), Sweden (Ticnet) and Turkey (Biletix). Ticketmaster Entertainment also provides resale ticket services in Canada through TicketsNow and in the United Kingdom, Germany and the Netherlands through GET ME IN!.

Ticketmaster Entertainment also is a party to joint ventures with third parties that provide ticket distribution services in Mexico and supplied ticketing services for the 2008 Beijing Olympic Games. In the case of the 2008 Beijing Olympic Games joint venture, Ticketmaster Entertainment licensed the Ticketmaster System to the joint venture and received a fee based on the number of tickets the joint venture sold or distributed through the system. Ticketmaster Entertainment also licenses its technology in Brazil, Argentina and Chile.

Ticket sales and revenues attributable to international operations represented approximately 42% and 31%, respectively, of total ticket sales and revenues in 2008.

Client Concentration

Ticketmaster Entertainment’s largest client, Live Nation (including its subsidiary House of Blues), represented approximately 13%, 17% and 20% of its consolidated revenue for the years ended December 31, 2008, 2007 and 2006, respectively. See “Ticketmaster Entertainment’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Access to Supply” beginning on page 255 for a description of Ticketmaster Entertainment’s client relationship with Live Nation, including the termination of certain client agreements as of December 31, 2008.

Intellectual Property

The Ticketmaster System is designed for scalability, can be customized to satisfy a full range of client requirements and its capacity can be increased through investment in additional hardware. The entire Ticketmaster Entertainment distribution network, including the Ticketmaster System, provides a single, centralized inventory control and management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. Ticketmaster Entertainment believes that the Ticketmaster System enables clients to sell tickets and adapt to emerging and changing trends in the live entertainment industry in a more efficient and cost-effective manner than they could achieve on their own.

In areas of Europe outside of the United Kingdom and Ireland, Ticketmaster Entertainment’s operating businesses generally use localized versions of Ticketmaster Entertainment’s software or their own software, all of which are also proprietary to Ticketmaster Entertainment. In limited cases abroad, Ticketmaster Entertainment licenses ticketing systems from third parties. Ticketmaster Entertainment has migrated certain of its international brands and businesses to the Ticketmaster System and intends to continue to do so over the next several years.

The Ticketmaster System, which includes both hardware and software, is typically located in one of the multiple data centers managed by Ticketmaster Entertainment staff, with the hardware and software required for use being installed at all points of sale. Ticketmaster Entertainment takes significant measures to prevent outages with respect to the Ticketmaster System and related systems.

Industry Overview

Ticketing

The ticketing services industry has experienced significant changes over the past decade due to the advent of online commerce. As consumers increasingly choose to purchase tickets online and through mobile channels, sales through phone, outlet and box office channels have diminished in relative importance. As online ticket purchases increase, related ticketing costs generally decrease, which has made it easier for clients to manage and facilitate ticket sales in-house, as well as for technology-based companies to offer primary ticketing services and stand-alone, automated ticketing systems that enable clients to perform their own ticketing or utilize self-ticketing systems. The advent of online commerce has also contributed to the growth of resale ticketing services and the consolidation of the resale industry, which historically has been more fragmented, consisting of a significant number of local resellers with limited inventory selling through traditional storefronts. The Internet has allowed fans and other ticket resellers to reach a vastly larger audience through the aggregation of inventory on online resale websites and marketplaces, and has provided consumers with more convenient access to tickets for a larger number and greater variety of events. These changes have significantly altered the competitive landscape in which Ticketmaster Entertainment operates, in that they have resulted in a broader and more differentiated group of industry participants offering increasingly more innovative ticketing products and services.

Artist Services

The artist services industry has historically been extremely fragmented, with numerous music management companies in the United States alone. Ticketmaster Entertainment believes that a key component of the business is the highly personal nature of the relationship between the artist and his or her manager, which in many cases lasts for several years. The manager, together with the artist’s lawyer and business manager, guides the career of the artists through both the creative process and the business process in dealing with the artist’s rights through music companies, agents, tour promoters, distributors and other commercial organizations.

Competition

Live event content providers (such as owners or operators of live event venues, promoters of concerts and sports teams, among others) generally contract directly with primary ticketing service providers to sell tickets. Ticketmaster Entertainment continuously experiences substantial competition from other national, regional and local primary ticketing service providers to secure new and retain existing clients. Ticketmaster Entertainment also faces significant and increasing competition from companies that sell self-ticketing systems, as well as from clients, who are increasingly choosing to self-ticket through the integration of self-ticketing systems into their existing operations or the acquisition of primary ticket service providers, and by increasing ticket sales through the client’s own box offices and season, subscription or group sales channels. Ticketmaster Entertainment also faces competition in the resale of tickets from online auction websites and marketplaces, as well as from other ticket resellers with online distribution capabilities. Ticketmaster Entertainment believes that it competes on the basis of the breadth and quality of the products and services it provides, as well as the tickets it makes available for sale, the capabilities of the Ticketmaster System and related systems and its distribution network, reliability and price.

In its Artist Services business, Ticketmaster Entertainment competes with numerous other music management companies and individual managers in the United States alone. There is competition both to find or discover new and emerging artists as well as to represent established acts. The relationship between a manager and artist is highly personalized, and establishing and maintaining this relationship is critical to success in the industry. Ticketmaster Entertainment believes that it competes on the basis of the quality of the services its managers provide to clients, its reputation in the industry, and the expertise and talents its managers utilize on behalf of their clients.

Employees

As of December 31, 2008, Ticketmaster Entertainment employed approximately 3,900 full-time and 1,900 part-time employees worldwide. Ticketmaster Entertainment believes that it generally has good employee relationships, including those with employees represented by unions or other similar organizations. Collective bargaining agreements, whether individualized or statutory, cover all or a portion of Ticketmaster Entertainment’s employees in Canada, Denmark, the Netherlands, Sweden, Norway, Spain and Finland.

Properties

Ticketmaster Entertainment’s corporate offices are located at 8800 W. Sunset Blvd., West Hollywood, California, where Ticketmaster Entertainment currently leases approximately 70,000 square feet from IAC. Ticketmaster Entertainment also leases office space in various cities throughout the United States and in the various jurisdictions abroad in which it has operations pursuant to short- and long-term leases of adequate duration. In addition, Ticketmaster Entertainment owns a small office in Vancouver, Canada and a small plot of land outside of Albuquerque, New Mexico. Ticketmaster Entertainment believes that its facilities are adequate in the locations where it currently does business.

The following table shows the location, approximate square footage, use and related business segment of each of the material principal properties used by Ticketmaster Entertainment. All such properties are leased.

Location	State (U.S.) or Country	Approximate Square Footage	Use	Segment
Chandler	Arizona	4,333	Data Center	Ticketing
El Segundo	California	7,956	Data Center	Ticketing
Los Angeles	California	54,532	Office Building	Artist Services
West Hollywood	California	68,127	Office Building	Corporate
Pharr	Texas	41,736	Office Building, Call Center	Ticketing
Ashburn	Virginia	5,300	Data Center	Ticketing
Charleston	West Virginia	24,941	Office Building, Call Center	Ticketing

Legal Proceedings

UPS Consumer Class Action Litigation

On October 21, 2003, a purported representative action was filed in California state court, challenging Ticketmaster Entertainment’s charges to online customers for UPS ticket delivery. The complaint alleged in essence that it is unlawful for Ticketmaster Entertainment not to disclose on its website that the fee it charges to online customers to have their tickets delivered by UPS contains a profit component. The complaint asserted a claim for violation of California’s Unfair Competition Law, which is referred to as the UCL, codified at California Business and Professions Code section 17200 et seq., and sought restitution or disgorgement of the difference between (i) the total UPS delivery fees charged by Ticketmaster Entertainment in connection with online ticket sales during the applicable statute of limitations period, and (ii) the amount Ticketmaster Entertainment paid to UPS for that service.

On July 20, 2004, Ticketmaster Entertainment filed a motion for summary judgment. The Court heard the motion on December 20, 2004, and denied Ticketmaster Entertainment’s motion, in part, based on plaintiffs’ arguments that they were not challenging Ticketmaster Entertainment’s rights to make a profit, but instead were only challenging Ticketmaster’s UPS delivery charges based on plaintiffs’ “misleading pass-through” theory of liability.

On December 7, 2004, Ticketmaster Entertainment filed its first motion for judgment on the pleadings based on the passage of Proposition 64, which became effective in November 2004. Plaintiffs opposed the motion. The court heard the motion on April 1, 2005, and explained that plaintiffs could not proceed with a representative action without amending the complaint to comply with class action procedures.

On August 31, 2005, the plaintiffs filed their first amended complaint, for the first time pleading this case as a putative class action. The first amended complaint alleged (i) as before, that Ticketmaster Entertainment’s website disclosures in respect of its charges for UPS ticket delivery violate the UCL, and (ii) for the first time, that Ticketmaster Entertainment’s website disclosures in respect of its ticket order-processing fees constitute false advertising in violation of California’s False Advertising Law, which is referred to as the FAL, codified at California Business and Professions Code sections 17500 et seq. On this latter claim, the amended complaint seeks restitution or disgorgement of the entire amount of order-processing fees charged by Ticketmaster Entertainment during the applicable statute of limitations period.

On September 25, 2006, Ticketmaster Entertainment filed its second motion for judgment on the pleadings, which the plaintiffs opposed. On November 21, 2006, Ticketmaster Entertainment requested that the court stay